SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:    STAR SELECT FUNDS

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  429 North Pennsylvania Street
                  Indianapolis, Indiana  46204

TELEPHONE NUMBER:

                  317-634-3300

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                  Jennie Carlson
                  c/o Star Bank, N.A., 425 Walnut Street
                  Cincinnati, Ohio  45202

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  /X / Yes                           /   /  No

                                   SIGNATURES
                                   ----------




         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lexington and State of Kentucky on the 25th day of March, 1997.

ATTEST:                                              STAR SELECT FUNDS


/s/ Carol J. Highsmith                           By: /s/ Timothy L. Ashburn
----------------------                               ----------------------
Carol J. Highsmith, Secretary                        Timothy L. Ashburn, Trustee
                                                     and President